UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

PAN AMERICAN GOLDFIELDS LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 www.dlapiper.com Jeffrey C. Thacker jeff.thacker@dlapiper.com T 858.638.6728 F 858.638.5128

June 14, 2013

Via Email and Overnight Delivery

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attn: Steve Wolosky

Dear Mr. Wolosky:

We received your June 13th letter in response to our request for information concerning Vortex Capital Ltd.’s (“Vortex’s”) March 19, 2013 Notice of Stockholder Nomination (the “Notice”) and whether information about Emilio Novela Berlin and his relationship with Vortex should have been included in the Notice.

We understand that Vortex takes the position that Mr. Novela Berlin is not soliciting proxies for or on behalf of Vortex’s nominees, that Mr. Novela Berlin is not a member of Vortex’s 13(d) group and that there was no requirement to include Mr. Novela Berlin and information about him in the Notice.  Our letter dated June 10, 2013 did not ask for Vortex’s position, it asked for facts.  It asked for facts that might support or give lie to Vortex’s position.  Your letter does not provide any facts or even acknowledge our request for those facts.  Instead, it asserts that Mr. Novela Berlin’s relationship with Vortex is irrelevant.

We think it unnecessary to respond to your letter’s self-serving remarks concerning the conduct of the annual meeting except to state that the Company has engaged IVS Associates, Inc. to serve as the Independent Inspector of Election for the Annual Meeting and that the Company’s Executive Chairman, Neil Maedel, will serve as Chairman of the Annual Meeting.

The Company will consider any facts Vortex wishes to provide that are responsive to our request for information.

Very truly yours,

DLA Piper LLP (US)

/s/ Jeff Thacker

Jeffrey C. Thacker
Partner

cc:                                Vortex Capital, Ltd.

Attention:         Bruno LeBarber and Emilio Alvarez

OLSHAN	PARK AVENUE TOWER • 65 EAST 55TH STREET • NEW YORK, NEW YORK 10022 TELEPHONE: 212.451.2300 • FACSIMILE: 212.451.2222

EMAIL: SWOLOSKY@OLSHANLAW.COM
DIRECT DIAL: 212.451.2333

June 13, 2013

BY OVERNIGHT COURIER AND ELECTRONIC MAIL

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121-2133

Attn: Jeffrey C. Thacker

Mr. Thacker

We have received your letter dated June 10, 2013, relating to certain allegations concerning the relationship between Vortex Capital Ltd. (“Vortex”) and Emilio Novela Berlin, a stockholder of Pan American Goldfields Ltd. (the “Company”), and requesting certain information concerning Mr. Novela Berlin’s alleged relationship with Vortex. Your letter also indicates the Company is threatening to exclude Emilio Alvarez’s slate of director nominees (the “Nominees”) from the ballot at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”).

Based on our review of the concerns set forth in your letter, we see no basis for the Company’s allegations that (i) Mr. Novela Berlin is a participant in the solicitation being conducted by Vortex in support of the Nominees at the Annual Meeting, (ii) Mr. Novela Berlin is a member of a Section 13(d) group with Vortex as a result of the actions referenced in your letter or otherwise and (iii) there was a requirement to include Mr. Novela Berlin and information about him in the Notice of Nomination submitted by Emilio Alvarez on March 19, 2013 (the “Notice”).

It is our understanding from Vortex that Mr. Novela Berlin directed the Company to contact Balbir Bindra, a Non-Executive Director of Vortex in all communications relating to the Annual Meeting out of exasperation owing to unsolicited calls, attempts to visit him and general harassment concerning the Annual Meeting.

Further, we have been advised by Vortex that Mr. Novela Berlin is not (i) to the knowledge of Vortex soliciting proxies for the Nominees, (ii) financing the solicitation of proxies for the Nominees or lending money or furnishing credit or entering into any other arrangement pursuant to any contract or understanding with any other participant or (iii) soliciting proxies on behalf of the Nominees. Additionally, we have been advised by Vortex that no member of the Vortex Section 13(d) group is acting as a partnership, limited partnership, syndicate or other group together with Mr. Novela Berlin for the purpose of acquiring, holding or disposing of the securities of the Company. It is also clear that there was no requirement to include Mr. Novela Berlin and information about him in the Notice and that the Notice was properly submitted.

Given the irrelevance of Mr. Novela Berlin’s relationship with Vortex in connection with Mr. Alvarez’s nomination, we are extremely concerned by the Company’s threat to exclude the Nominees from the ballot at the Annual Meeting. As you are aware, on March 19, 2013, Emilio Alvarez delivered, via messenger, the Notice in advance of the Company’s nomination deadline set forth in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 22, 2013. To Mr. Alvarez’s knowledge, the Notice included all information required by, and complied in all respects with, the advance notice provisions of the Company’s Bylaws that were filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on July 6, 2010, the most recent publicly available Bylaws at the time of the nomination.

Other than the purported concerns set forth in your letter, the Company has not indicated to Mr. Alvarez that it has any legitimate issues with the Notice. Further, the Company’s proxy materials fail to disclose any intention to challenge the validity of the Notice and indicate the Notice was delivered in a timely manner.’ Accordingly, we fail to see how the Company has a legitimate basis for excluding the Nominees from the ballot at the Annual Meeting.

We note that the Company failed to respond to our letter dated June 7, 2013, requesting, among other things, the retention of IVS Associates, Inc. or a similar independent entity to serve as the Independent Inspector of Election for the Annual Meeting, and the appointment of an independent chair for the Annual Meeting. In light of the Company’s past willingness to manipulate the corporate machinery and its current threats to disregard Mr. Alvarez’s valid nomination, we hope that the Company’s silence on these matters is not evidence that the Company intends to do what it takes to ensure a favorable outcome at the Annual Meeting.

Vortex and its representatives intend to appear at the Annual Meeting to formally nominate the Nominees and to deliver proxies received in support of the Nominees. We expect the nominations and proxies to be accepted at the Annual Meeting without issue. We view any attempt to exclude the Nominees from the ballot or otherwise disenfranchise stockholders of the Company at the Annual Meeting as an illegitimate manipulation of the Company’s Bylaws and procedures by the Board of Directors to entrench themselves and disregard the will of stockholders.

We strongly urge the Company to refrain from taking any actions to manipulate the Company’s corporate machinery to its advantage in advance of or at the Annual Meeting, and we reserve all rights on behalf of Vortex to take whatever actions Vortex deems necessary to protect the stockholder franchise at the Annual Meeting.

Very truly yours,

/s/ Steve Wolosky
Steve Wolosky

cc:           Vortex Capital Ltd.

Specifically, the Company states in its proxy statement “[p]lease note that Vortex Capital Ltd. and its affiliates, including Emilio Alvarez and Bruno LeBarber, and director nominees (together, “Vortex”) provided a notice dated March 19, 2013 to the Company of their intention to nominate their own slate of up to five (5) nominees for election as directors at the Annual Meeting of Stockholders and solicit proxies for use at the Annual Meeting of Stockholders to vote in favor of their own slate.” (emphasis added)

2

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 www.dlapiper.com Jeffrey C. Thacker jeff.thacker@dlapiper.com T 858.638.6728 F 858.638.5128

June 10, 2013

Via Email and Overnight Delivery

Vortex Capital, Ltd.
ICC Tower 12/F
1 Austin Road
West Kowloon, Hong Kong

Attn: Bruno Le Barber and Emilio Alvarez

Dear Sirs:

We are writing to request information concerning Emilio Novela Berlin’s relationship with Vortex Capital Ltd. (referred to as “Vortex” or “you” or “your”) in an attempt to determine why he is not disclosed in your Securities and Exchange Commission (“SEC”) filings as a member of your 13D group and as a participant in your proxy solicitation, and why he and information about him was not disclosed in your March 19, 2013 Notice of Stockholder Nomination (the “Notice of Nomination”) sent to Pan American Goldfields Ltd. (the “Company”) by one of your co-founding managing directors, Emilio Alvarez.  Based on the information set forth below, Mr. Novela Berlin appears to be a member of your 13D group, a participant in your proxy solicitation and he and information about him should have been disclosed in the Notice of Nomination pursuant to the requirements of the Company’s Bylaws.

Factual Background

Bruno Le Barber, who like Mr. Alvarez is a co-founding managing director of Vortex, became a director of the Company in March 2011 in connection with financings Vortex promised to provide for the Company.  These financings were not consummated, but Mr. Le Barber remained on the Company’s Board of Directors (the “Board”) and continues to be a director of the Company today.  The Company viewed Vortex as a substantial, but less than 5%, beneficial owner of the Company’s common stock.  The Company also considered Vortex as supportive of management and the direction it was providing the Company.  Although Mr. Le Barber continues to be a director, he showed little interest in the Board’s activities.  During the Company’s last fiscal year (the year ended February 2013), the Company held seventeen Board meetings.  Mr. Le Barber attended five of them and, on a couple of occasions had Mr. Alvarez attend in his place.

Vortex’s attitude toward the Company appears to have changed in the second half of 2012 after Vortex introduced Mr. Novela Berlin to the Company and after Messrs. Alvarez and Le Barber received confidential information from the Company as a result of Mr. Le Barber’s Board service that the Company’s business prospects had improved significantly.

Specifically, during the Summer of 2012, Vortex arranged for Mr. Novela Berlin to purchase 17,500,000 shares of the Company’s common stock in a private placement resulting in Mr. Novela Berlin individually becoming the beneficial owner of 18.13% of the Company’s common stock.  In addition, Mr. Alvarez received 700,000 shares of the Company’s common stock as a commission for Mr. Novela Berlin’s investment.

On or about October 25, 2012, the Company informed Mr. Alvarez that it would hold an annual meeting of stockholders following the filing of its annual report for its fiscal year ending on February 28, 2013 and its receipt of the results of the Preliminary Economic Assessment (“PEA”) the Company was preparing for its Cieneguita mining project located in the Sierra Madre region of the State of Chihuahua, Mexico.  A favorable PEA would help support the financial viability of large scale commercial mining operations at the Cieneguita project.  The Company also advised Mr. Alvarez that the Board would hold its next Board meeting approximately 10 days later, and asked if Mr. Le Barber would like to place any items (including the timing of an annual meeting) on the agenda for the Board to discuss.  Mr. Alvarez did not respond, and neither Mr. Le Barber nor Mr. Alvarez attended the meeting, which was held November 10, 2012.

On November 20, 2012, the Company’s Executive Chairman, Neil Maedel, met with Messrs. Le Barber and Alvarez in Hong Kong and informed them under confidentiality restrictions of the preliminary results of the Company’s PEA for the Cieneguita project.  Mr. Maedel also provided them with positive financial information from the pilot mining operations being conducted at the Cieneguita project, as well as the results of metallurgical studies at the Cieneguita project.  Mr. Maedel informed them that the Company would be releasing the results of the PEA in conjunction with the filing of the Company’s annual report for the fiscal year ending February 28, 2013, in May or June 2013.

Mr. Le Barber attended the next meeting of the Board which was held December 10, 2012.  Mr. Le Barber did not comment regarding the planned annual meeting. At the Board meeting, the members of the Board were informed that the Company expected to receive a draft of the completed PEA in March 2013.

Without any prior notice to the Company, Mr. Alvarez filed suit in the Court of Chancery for the State of Delaware (the “Chancery Court”) on December 22, 2012 seeking to hold an annual meeting of stockholders in April 2013.  The Company replied that Mr. Alvarez’s interest in holding an annual meeting prior to the Company’s stockholders receiving and digesting the financial information for the fiscal year ending February 28, 2013 and prior to the Company’s stockholders receiving the results of the PEA was clearly designed to take advantage of the confidential information Messrs. Le Barber and Alvarez had learned at Board meetings and through their discussions with Mr. Maedel.

The Chancery Court agreed with the Company and ordered that the annual meeting would take place on June 17, 2013, after the filing and distribution of the Company’s annual report for the fiscal year ended February 28, 2013.

On March 19, 2013, the Company received the Notice of Nomination.  To the Company’s knowledge, the Notice of Nomination was not public information and Mr. Novela Berlin would not have been aware that it was submitted to the Company.

In April of 2013, the Company contacted its directors and large stockholders, including Mr. Le Barber and Mr. Novela Berlin requesting that they provide personal information forms required for listing the Company’s shares on the OTCQX, the most prestigious tier of the OTC.  The Company’s Board of Directors had determined that it was in the best interests of the Company and its stockholders to uplist to the OTCQX.  Messrs. Le Barber and Novela Berlin both refused to return the personal information form in an attempt to delay or prevent the OTCQX uplisting.  Mr. Novela Berlin also copied Messrs. Alvarez and Le Barber on his response to the Company and requested all further correspondence be directed to Balbir Bindra.  Each of Messrs. Alvarez, Le Barber and Bindra are members of your 13D group, participants in your solicitation of proxies and nominees on your slate of directors.

On May 21, 2013, you filed your Schedule 13D1.(1)

On May 31, 2013, you filed your preliminary proxy statement.

On June 10, 2013, you filed an amended preliminary proxy statement.

The Company tried to contact Mr. Novela Berlin during the past few weeks to attempt to ascertain how he intended to vote his shares.  Mr. Novela Berlin would not respond except to refer the Company to you for any discussion regarding the proxy solicitation and the annual meeting.

(1)  Your Schedule 13D which was your first and only filing pursuant to Section 13 of the Securities Exchange Act states that March 19, 2013 was the date of the event that caused the filing.  The Company does not understand how that can be.  Your Schedule 13D and your subsequently filed proxy statement appears to show that you (including only the securities beneficially owned only by your fund and Messrs. Le Barber and Alvarez) were a beneficial owner of more than 5% of the Company’s common stock by or before December 31, 2012.  Accordingly, it appears the date your beneficial ownership first exceeded 5% of the Company’s common stock should have been the date which caused you to file your initial Schedule 13D.  Although Mr. Novela Berlin became a beneficial owner of 18.13% of the Company’s common stock in the Summer of 2012, he has not made any filing required by Section 13 of the Securities Exchange Act, individually or as part of a group.

The Company’s Advance Notice Requirement

The Company’s Bylaws require a stockholder who wishes to nominate persons to be elected as directors of the Company to provide advanced notice to the Company of its intention to nominate directors and to disclose certain information regarding the proposed nominees, the stockholder submitting the proposal and other parties involved in the stockholder’s proposal, including but not limited to substantially the same information as is required in a proxy statement.  Failure to properly make the required disclosures is grounds for the Company to exclude the Vortex nominees from being presented to and voted on at the meeting.

As noted, it appears that information about Mr. Novela Berlin and his relationship with you should have been included in the Notice of Nomination under the notice requirements set forth in the Company’s Bylaws.  The Company has asked us to request you to respond to this inquiry to provide it with additional information bearing upon whether information about Mr. Novela Berlin should have been included in the Notice of Nomination.  Depending on your response or lack of response, the Company may exclude the Vortex nominees from the ballot in accordance with Article I, Section 7 of the Company’s Bylaws.

Requested Information

Please provide the following information by June 12, 2013 regarding your relationship with Mr. Novela Berlin:

1.  Describe the date, time and place of any and all contacts between or among Mr. Novela Berlin and/or his representatives and you and/or any of your affiliates concerning the Company and whether the contacts were in person, by phone or by electronic or written communication during the period from January 1, 2012 to the present.

2.  Describe the subject matter and content of any contacts disclosed in your response to item 1 and the individuals who participated in the contacts.

3.  Describe the date, time and place of any and all financial transactions, including but not limited to payments, loans commissions or similar transactions or agreements or understandings regarding any such payments, loans, commissions or similar transactions between or among Mr. Novela Berlin and/or his affiliates and you and/or any of your affiliates concerning the Company during the period from January 1, 2012 to the present.

4.  Describe the terms of any transactions disclosed in your response to item 3.

Further Communications

We are copying counsel which the Notice of Nomination requested be copied on any correspondence.  Please address the response to Jeffrey Thacker at DLA Piper LLP (US), counsel for the Company at the address listed above.

Very truly yours,

DLA Piper LLP (US)

/s/ Jeff Thacker

Jeffrey C. Thacker
Partner

cc:           Olshan Frome Wolosky LLP
Attn.:      Steve Wolosky and Jason W Soncini

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWN - MAKE YOUR VOICE HEARD

PLEASE VOTE THE WHITE PROXY CARD TODAY

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risks, uncertainties and other factors. The most significant of these risks, uncertainties and other factors are described in the Company’s Annual Report on Form 10-K under “Item 1A — Risk Factors” filed with the Securities and Exchange Commission on May 16, 2013. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information

Pan American Goldfields Ltd., its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Pan American stockholders in connection with the matters to be considered at Pan American’s 2013 Annual Meeting of Stockholders. Pan American has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting of Stockholders. PAN AMERICAN STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Pan American with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by writing to Pan American Goldfields Ltd., 570 Granville Street, Suite 1200, Vancouver, BC V6C 3P1, by calling Pan American’s proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com.